UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 14, 2007

Radian Group Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

(215) 231-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Sale of Sherman Interests

On September 14, 2007, Radian Guaranty Inc. (“Radian Guaranty”), the principal mortgage insurance subsidiary of Radian Group Inc., Mortgage Guaranty Insurance Corporation (“MGIC Guaranty”), a subsidiary of MGIC Investment Corporation, and Sherman Capital, L.L.C. (“Sherman Capital”), an entity owned by the management of Sherman Financial Group LLC (“Sherman”), entered into a Securities Purchase Agreement (the “SPA”) pursuant to which Radian Guaranty and MGIC Guaranty each agreed to sell to Sherman Capital: (1) all of their respective preferred interests in Sherman; and (2) 1,425,335 Class A Common Units in Sherman, representing approximately 37.0% of their respective common interests in Sherman, for a cash purchase price of approximately $240.8 million to each company, plus a contingent payment discussed below. In addition, Radian Guaranty also agreed to sell to Sherman Capital an additional 247,212 Class A Common Units in Sherman (representing an additional 6.4% of Radian Guaranty’s common interests in Sherman) for a cash purchase price of approximately $37.1 million.

In addition to the purchase price paid at closing, both Radian Guaranty and MGIC Guaranty are entitled to a contingent payment, the amount of which will depend on the extent that Sherman Capital’s after-tax return on the Class A Common Units acquired in the transaction (excluding the additional 247,212 Class A Common Units acquired from Radian Guaranty) exceeds approximately 16% annually. The contingent payment is payable to Radian Guaranty and MGIC Guaranty on December 31, 2013 or earlier upon the closing of a sale of Sherman.

The transaction contemplated by the SPA closed on September 19, 2007 (the “SPA Closing Date”), with total proceeds to Radian Guaranty of approximately $277.9 million, plus the contingent payment, if any. Before giving effect to this transaction, Radian Guaranty and MGIC Guaranty each held identical interests in Sherman consisting of approximately 40.96% of the Class A Common Units in Sherman (Class A Common Units represented approximately 94% of the total equity in Sherman) and half of the total preferred units. Entities owned by Sherman’s management, including Sherman Capital, owned the remaining Class A Common Units and all of the Class B Common Units. In connection with the closing of the current transaction, the interests in Sherman were recapitalized into a single class of interests. As a result, Radian Guaranty and MGIC Guaranty each now own 21.8% and 24.2%, respectively, of the outstanding equity in Sherman, with entities controlled by Sherman’s management controlling the remaining interests.

Sherman Option Agreement

Also, on September 14, 2007, Radian Guaranty entered into an Option Agreement with Meeting Street Investments LLC (“MS LLC”), an entity owned by Sherman’s management. Under the Option Agreement, Radian Guaranty granted to MS LLC an irrevocable option (the “Call Option”) to require Radian Guaranty to sell to MS LLC all of Radian Guaranty’s remaining interests in Sherman at anytime during the one year period following the SPA Closing Date. The purchase price under the Call Option will be equal to: (1) the product of (a) Radian Guaranty’s ownership percentage in Sherman as of the date of sale under the Option Agreement and (b) $1.5 billion, minus (2) 50% of all future distributions made by Sherman with respect to Radian Guaranty’s remaining interests in Sherman through the date of sale under the Option Agreement. The Option Agreement terminates one year from the SPA Closing Date.

The foregoing descriptions of the SPA and the Option Agreement are not complete and are qualified in their entirety by reference to the SPA and the Option Agreement, which are filed as Exhibits 2.1 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated into this Item 1.01 as if fully set forth herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

*2.1	Securities Purchase Agreement, dated as of September 14, 2007, by and between Radian Guaranty Inc., Mortgage Guaranty Insurance Corporation and Sherman Capital, L.L.C.

10.1	Option Agreement, dated as of September 14, 2007, by and between Radian Guaranty Inc. and Meeting Street Investments LLC

*	The schedule referred to in the Securities Purchase Agreement is not being filed herewith. The registrant agrees to furnish supplementally a copy of such schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: September 20, 2007	By:	/s/ Edward J. Hoffman
Edward J. Hoffman
Vice President, Securities Counsel

EXHIBIT INDEX

Exhibit No.	Description
*2.1	Securities Purchase Agreement, dated as of September 14, 2007, by and between Radian Guaranty Inc., Mortgage Guaranty Insurance Corporation and Sherman Capital, L.L.C.

10.1	Option Agreement, dated as of September 14, 2007, by and between Radian Guaranty Inc. and Meeting Street Investments LLC

*	The schedule referred to in the Securities Purchase Agreement is not being filed herewith. The registrant agrees to furnish supplementally a copy of such schedule to the Securities and Exchange Commission upon request.